 Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Announces Public Beta Release of

BTX Bitcoin Trading Platform

EXTON, PA - (Marketwired – December 26, 2013) - WPCS International Incorporated (NASDAQ: WPCS), (“WPCS” or the “Company”), today announced that its wholly-owned subsidiary, BTX Trader, LLC (“BTX Trader” or “BTX”) has released a beta version of its Windows-based trading platform that is now available to the public at www.btxtrader.com. BTX Trader, which was recently acquired by WPCS, is the first trading platform to enable Bitcoin traders and industry researchers to access market data and execute orders on the five most popular Bitcoin exchanges in a single application.

According to Sebastian Giordano, Interim CEO of WPCS, “Now that we have completed this pioneering acquisition in the emerging Bitcoin industry, we intend to hit the ground running. The public release of the beta version of the BTX Trader platform will give the market a preliminary glimpse of some of the features and capabilities that will ultimately help define our unique and proprietary technology.”

“We encourage Bitcoin traders and others to download, install and try out the beta version of the BTX Trader application and take a look at our blog for the latest updates. Obviously, we are still in development mode, but we’re on schedule to release both web and mobile versions of our platform by early 2014, continued BTX Trader Chief Operating Officer, Ilya Subkhankulov.

Divya Thakur, BTX Trader Chief Technology Officer added that, “a key differentiating aspect of our professional grade user interface is that it utilizes a proprietary BTX logic that we believe will help traders better manage risk.”

Current beta features include:

•	Order Entry

Standard limit orders and stop limit orders on five exchanges – CampBX, BTC-E,

BitStamp, BTC China and Mt. Gox;

•	Trade Life Cycle Management

Blotter window to monitor positions and orders, including the ability to cancel orders;

•	Market Data

Real-time information for six exchanges: CampBX, BTC-E, BitStamp, BTC China,

Mt. Gox & CaVirtex displaying time and sales trades; quotes with latest prices bid/ask/last prices; tick charts showing bid/ask/last over the past four hours; and,

bar charts for longer term price trend analysis.

Giordano concluded that, “in addition to continuing the aggressive steps initiated in August 2013 to improve WPCS’ balance sheet and performance through, amongst other things, cost reductions, debt restructuring, cessation and sale of negative cash flow businesses, and focusing on our remaining profitable engineering subsidiaries, we fully expect that BTX Trader will begin generating revenue by mid-year of calendar 2014. This public beta release is merely the first step towards establishing and then growing the Bitcoin segment of our business.”

About WPCS International Incorporated

WPCS operates in two business segments including: providing engineering capabilities such as wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide, and developing a Bitcoin trading platform. For more information, please visit www.wpcs.com and www.btxtrader.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated

610-903-0400 x104

ir@wpcs.com

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